Sub-Item 77I: Terms of new or amended securities.

(b)

The response to sub-item 77I(b) with respect to the new share classes established for the State Street Institutional Liquid Reserves Fund, State Street Institutional Tax Free Money Market Fund, State Street Institutional Treasury Money Market Fund, State Street Institutional U.S. Government Money Market Fund and State Street Institutional Treasury Plus Money Market Fund is incorporated by reference herein to Registrant’s Post-Effective Amendment No. 54 filed with the Securities and Exchange Commission on June 24, 2014.

The response to sub-item 77I(b) with respect to the new share classes established  for the State Street Equity 500 Index Fund and State Street Aggregate Bond Index Fund is incorporated by reference herein to Registrant’s Post-Effective Amendment No. 59 filed with the Securities and Exchange Commission on July 11, 2014.